As filed with the Securities and Exchange Commission on March 28, 2016
Registration No. 333-209878

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

STATE AUTO FINANCIAL CORPORATION
(Exact name of Registrant as specified in its charter)

Ohio	31-1324304
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

518 East Broad Street Columbus, Ohio 43215-3976 (614) 464-5000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Melissa Centers, Esq. Senior Vice President, Secretary and General Counsel State Auto Financial Corporation 518 East Broad Street Columbus, Ohio 43215-3976 (614) 464-5000
(Name, address, including zip code, and telephone number, including area code, of registrant’s agent for service of process)

Copies to:
Joseph P. Boeckman, Esq.
Baker & Hostetler LLP
65 East State Street, Suite 2100
Columbus, Ohio 43215-4260
(614) 228-1541

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box: [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [ ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☒
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 28, 2016

PROSPECTUS

STATE AUTO FINANCIAL CORPORATION
518 EAST BROAD STREET
COLUMBUS, OHIO 43215-3976
(614) 464-5000

MONTHLY STOCK PURCHASE PLAN FOR INDEPENDENT AGENTS
We are offering 200,000 of our common shares to eligible independent agents of State Auto under the terms of the Monthly Stock Purchase Plan for Independent Agents of State Auto. This Plan offers a convenient and inexpensive method for agents to acquire an ownership interest in our company by having a portion of their commissions automatically deducted and used to purchase our common shares on the open market at current market prices. In addition, if an agent is an “Inner Circle Agent,” as designated by State Auto, State Auto will contribute an amount equal to 5% of the commissions deducted by that agent toward the purchase of additional common shares. Participation in this Plan is voluntary. Agents may enroll in the Plan or withdraw from the Plan at any time, subject to the terms of the Plan. We will pay all brokerage commissions, service charges, and other costs incurred in connection with the purchase of our common shares under the Plan. We have designated Computershare as our agent to administer the Plan.
In order to determine if you meet the definition of an “eligible independent agent,” see “Monthly Stock Purchase Plan for Agents-Eligibility” on page 5 of this prospectus.
Our common shares are traded on the Nasdaq Global Select National Market System under the symbol “STFC.” On March 24, 2016, the last reported sale price of our common shares on the Nasdaq Global Select National Market System was $21.70 per share.
We will not receive any of the proceeds from the sale of common shares under the Plan, but we will pay all costs relating to registering the common shares subject to the Plan under the Securities Act of 1933. These costs are estimated to be approximately $10,000.

RETAIN THIS PROSPECTUS FOR FUTURE REFERENCE.
This investment involves risks. See “Forward-Looking Statements and Risk Factors” on page 2 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
This prospectus is dated ____, 2016.

As used in this prospectus:

•	“STFC,” “we,” “us” and “our” refer to State Auto Financial Corporation;

•	“State Auto Mutual” refers to State Automobile Mutual Insurance Company, which owns approximately 62% of our outstanding common shares;

•	“State Auto” refers to our current and future insurance subsidiaries, State Auto Mutual, and State Auto Mutual’s current and future insurance subsidiaries and affiliates;

•	“You,” “agents” and “eligible independent agents” refer to State Auto’s independent insurance agents;

•	The “Plan” refers to the Monthly Stock Purchase Plan for Independent Agents of State Auto; and.

•	“Computershare” refers to Computershare Trust Company, N.A., the company that administers the Plan on our behalf.

When we refer to this prospectus, we mean not only this prospectus but also any documents that are incorporated or deemed incorporated by reference. You should rely only on the information contained in or incorporated by reference into this prospectus or any supplement thereto. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell the common shares offered by this prospectus. You should not assume that the information contained in or incorporated by reference into this prospectus is accurate as of any date other than the date on the cover of this prospectus or the date of the document incorporated by reference.

This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described in this prospectus to any person in any jurisdiction where it is unlawful to make such an offer or solicitation.

i

THE COMPANY
General
STFC is a super regional insurance holding company headquartered in Columbus, Ohio. We write personal, business and specialty insurance through our insurance subsidiaries. We market our insurance products throughout the United States through independent insurance agencies, which include retail agencies and wholesale brokers. Approximately 63% of our outstanding common shares are owned by State Auto Mutual.
An insurance pooling arrangement, which we refer to as the “State Auto Pool,” exists among the State Auto insurers. Under the State Auto Pool, premiums, losses, and underwriting expenses are shared among the pool participants. Our insurance subsidiary-participants receive 65% in the aggregate of this underwriting pool, while State Auto Mutual and its subsidiaries and affiliates receive 35% in the aggregate of this underwriting pool.
Our insurance operations are based upon a commitment to sound underwriting practices, responsible cost-based pricing and a conservative investment strategy. Combined with our focus on providing outstanding customer service to policyholders and agents, we believe that we have earned the reputation as one of the strongest and best managed super regional insurance groups in the industry. The State Auto Insurance Companies are rated A- (Excellent) by the A.M. Best Company.
Additional Information Regarding Our Company
State Auto Financial Corporation is an Ohio corporation. Our principal executive offices are located at 518 East Broad Street, Columbus, Ohio 43215. The telephone number of our executive offices is (614) 464-5000.

FORWARD-LOOKING STATEMENTS AND RISK FACTORS
Statements contained in this prospectus (including those incorporated by reference) that express the beliefs of management or that are not historical facts are known as forward-looking statements. Although we believe that the expectations reflected in forward-looking statements have a reasonable basis, we can give no assurance that these expectations will prove to have been correct. Forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those expressed in or implied by the statements. The following risk factors, which are not exhaustive, should be carefully considered by you, together with the other information included in this prospectus or incorporated herein by reference.

•	If our estimated liability for losses and loss expenses is incorrect, our loss reserves may be inadequate to cover our ultimate liability for losses and loss expenses and may have to be increased.

•
The occurrence of catastrophic events could cause volatility in our results of operations and could materially reduce our level of profitability and adversely affect our liquidity and financial position.

•	Our financial results depend primarily on our ability to underwrite risks effectively and to charge adequate rates to policyholders.

•
A downgrade in our financial strength ratings may negatively affect our business and reputation and a downgrade in our credit rating could negatively affect the cost and availability of debt financing.

•	There can be no assurance that we will continue to pay cash dividends consistent with current or past levels.

•
Our business success and profitability depend, in part, on effective information technology and telecommunication systems. If we are unable to keep pace with the rapidly developing technological advancements in the insurance industry, our ability to compete effectively could be impaired.

•
If we are unable to effectively execute our top initiatives and projects, we may not meet organizational objectives due to cost overruns, missed project milestones, defects and/or failing to deliver the desired business value.

•	If we experience difficulties with outsourcing, or other third party relationships, our ability to conduct business might be negatively impacted.

•	Loss of key vendor relationships or failure of a vendor to perform as anticipated or to protect personal information of our customers, claimants or employees could negatively affect our operations.

•
Our highly automated and networked organization is subject to cyberterrorism and a variety of other cybersecurity threats. These threats come in a variety of forms, such as viruses and malicious software. Such threats can be difficult to prevent or detect, and if experienced, could interrupt or damage our operations, harm our reputation or have a material adverse effect on our operations.

•
Our business depends on the uninterrupted operation of our facilities, systems and business functions, including our information technology, telecommunications and other business systems. Our business continuity and disaster recovery plans may not sufficiently address all contingencies.

•	Reinsurance may not be available, collectible or adequate to protect us against losses, or may cause us to constrain the amount of business we underwrite in certain lines of business and locations.

•	The property and casualty insurance industry is cyclical, which may cause fluctuations in our operating results.

•	Economic conditions may adversely affect our business.

•	Adverse capital and credit market conditions may negatively affect our ability to meet unexpected liquidity needs or to obtain credit on acceptable terms.

•
Our retail agents, who are part of the independent agency distribution channel, are our sole distribution method for our personal and business insurance segments. Our exclusive use of such distribution may constrain our ability to grow at a comparable pace to our competitors that utilize multiple distribution channels. In addition, consumers may prefer to purchase insurance products through other means, such as the internet, rather than through agents.

•
Because our specialty insurance segment business is dependent upon wholesale brokers, managing general agents and retail agents, we are exposed to certain risks arising out of these distribution channels that could cause our results to be adversely affected.

•	Our business is heavily regulated, and changes in regulation may reduce our profitability and limit our growth.

•	Tax legislation initiatives or challenges to our tax positions could adversely affect our results of operations and financial condition.

•	Developing claim and coverage issues in our industry are uncertain and may adversely affect our insurance operations.

•	We may suffer losses from litigation, which could materially and adversely affect our operating results or cash flows and financial condition.

•	Terrorist attacks, and the threat of terrorist attacks, and ensuing events could have an adverse effect on us.

•
The performance of our investment portfolios is subject to various investment risks, such as market, credit, concentration, liquidity, and interest rate risks. Such risks could result in material adverse effects to our results of operations, cash flows and financial position.

•
Our ability to attract, develop and retain talented employees, managers and executives, and to maintain appropriate staffing levels, is critical to our success, as is our ability to effectively plan for the succession and transition of key executives and subject matter experts.

•	State Auto Mutual owns a significant interest in us and may exercise its control in a manner detrimental to your interests.

•	Our industry is highly competitive, which could adversely affect our sales and profitability.

•	The price of our common stock could be volatile.

•	Changes in accounting standards issued by the FASB or other standard-setting bodies may adversely affect our results of operations and financial condition.
The foregoing factors and other important factors that could cause actual results to differ materially from our expectations are more fully described in our Annual Report on Form 10-K for the year ended December 31, 2015, in Item 1A - Risk Factors. Those risk factors are incorporated by reference into this prospectus. See “Where You Can Find More Information.” All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements.

We assume no obligation to update any forward-looking information contained in this prospectus, as well as any statements incorporated by reference in this prospectus, which speak as of the respective dates thereof, except as otherwise required by law.

MONTHLY STOCK PURCHASE PLAN FOR AGENTS
Introduction to the Plan
The Plan provides agents with a convenient and inexpensive method to acquire ownership in STFC by offering them an opportunity to purchase STFC’s common shares through automatic deductions from their commissions. We will pay all costs and service charges incurred in connection with the purchase of STFC’s common shares through the Plan. Participation is voluntary. Agents who elect to participate may enroll in the Plan or withdraw from the Plan at any time, subject to the terms of the Plan. We have designated Computershare to serve as our agent to administer the Plan.
A unique feature of the Plan relates to “Inner Circle Agents.” For Inner Circle Agents, State Auto will add an amount equal to 5% of the commissions deducted by such agents (the “Bonus Commission”). The Bonus Commission will then be used to purchase additional common shares pursuant to the Plan for such agents.
Each participating agent, referred to as a “Participant,” should understand that the relationship between the Participant and Computershare is that of client and broker/agent. Neither us, State Auto Mutual, nor any of our respective affiliates assume any responsibility for this relationship or serve in any capacity in this relationship. In seeking the benefits of ownership of STFC’s common shares, each Participant must also accept all of the risks associated with an investment in the common shares. The market value of STFC’s common shares is subject to fluctuations caused by any number of factors, both internal and external. Consequently, you may lose money under the Plan. See “Forward-Looking Statements and Risk Factors.”
Eligibility
All principals of active agencies who are entitled to receive commissions from State Auto are eligible to participate in the Plan.
How the Plan Works
Opening of Account. Computershare will open and maintain an account in the name of each agent who elects to participate in the Plan.
Purchase of Common Shares. Participants may purchase STFC’s common shares by having commissions deducted (including Bonus Commissions for Inner Circle Agents) and by making additional voluntary cash payments of up to $10,000 per month. All voluntary cash payments must be made by a check or money order made payable to “Computershare.” Commission deductions and cash payments from all Participants will be commingled and used by Computershare to purchase STFC’s common shares on the 10th day of each month, or the next business day if the 10th day is not a business day for Computershare or if the Nasdaq stock market is not open for trading. Participants should keep this in mind when making cash payments, because no interest will be paid on cash in a Participant’s account. Computershare will credit all common shares purchased under the Plan, including fractional common shares carried to three decimal places, to each Participant’s account. All purchases of STFC’s common shares will be made at current market prices.
Sale of Common Shares. Participants may sell common shares purchased under the Plan in either of two ways. The Participant may ask Computershare for a certificate for the common shares, which will allow the Participant to sell the common shares through a broker or dealer. Such a request must be submitted in writing and sent to Computershare by mail or e-mail. Alternatively, the Participant may ask Computershare to arrange the sale of the common shares. Computershare will provide the Participant with a form to provide instructions to Computershare regarding the sale of common shares. All sales of common shares will be made at the then-current market prices and will be made on the next Friday, if the next Friday is a day on which Computershare and the Nasdaq stock market are open for business and trading.
Brokerage Commissions and Other Expenses. We will pay all brokerage commissions, service charges, and other costs and expenses related to the purchase of our common shares under the Plan. However, regardless of the method of sale, the Participant must pay all brokerage commissions, service charges, and other costs and expenses associated with the sale of our common shares.
Statement of Account. Each time common shares are purchased for a Participant’s account, Computershare will send the Participant a detailed statement of his or her account. The statement will show the amount of funds invested from commission deductions (including Bonus Commissions for Inner Circle Agents) and direct cash payments, the number of common shares purchased, the price per common share, and the total number of common shares held in the Participant’s account. The statement will include a detachable form to be used to give Computershare notice of a change of address, instructions for the sale or withdrawal of common shares, or to deposit cash payments.
Custody of Common Shares. Computershare will hold all common shares in safekeeping until a Participant terminates his or her participation in the Plan. This convenience provides protection against any loss, theft, or destruction of share certificates.

However, upon a Participant’s written request, the Participant may obtain a certificate for any full common shares in his or her Account.
Voting and Receipt of Reports from STFC. Each Participant in the Plan will direct the voting of all full and fractional common shares in his or her account and will receive all literature sent to STFC’s shareholders.
Additional Terms and Conditions. In addition to the foregoing matters, Computershare will have the sole discretion to determine the following:
(i)the price per share of the STFC common shares it buys or sells on behalf of a Participant;
(ii)where purchases or sales may be made, whether on any securities exchange where the shares of STFC are traded, in the over-the-counter market, or in negotiated transactions;
(ii)the terms of purchase or sale, including the timing thereof and the method of delivery; and
(iii)the selection of the stock broker or other agent from, to or through which purchases and sales are made.
Shares to be sold will be commingled with STFC shares of other Participants requesting sales in the same week. Reinvested dividends and other funds to be invested may be commingled with those of other Participants.
Computershare will have no responsibility as to the market value of the common shares acquired for any Participant’s account. Computershare will have no liability in connection with its ability to purchase or sell STFC common shares for reasons beyond its control. No interest is due or payable to any Participant on funds held by Computershare pending investment or refund.
Any share dividends, share splits or proceeds of sale of stock purchase rights on STFC common shares held for Participants in their Plan accounts will be credited to the Plan accounts.
Computershare may deduct any service fees or brokerage commissions from sale proceeds for any STFC common shares sold under the Plan.
Any fractional interest in a full common share will be paid in cash upon sale of STFC common shares or termination of participation. Certificates for fractional shares will not be issued.
How to Participate
To participate in the Plan, an agent must:

(i)	Complete and sign a (1) Commission Deduction Authorization and (2) Purchase Order. To obtain these forms, call STFC’s Manager, Investor Relations, at (614) 464-5000.

(ii)	Return the completed and signed forms to:
Manager, Investor Relations
State Auto Financial Corporation
518 East Broad Street
Columbus, Ohio 43215-3976

After we receive the Commission Deduction Authorization and the Purchase Order, we will send both forms to Computershare. Computershare will then open the Participant’s account.
Each Participant must specify on the Commission Deduction Authorization form the amount to be withheld from his or her commission disbursements. Participants must deduct a minimum of $50 per month. The amount deducted will remain in effect until it is revised or terminated. To change the amount of the deduction or terminate the deduction, Participants must submit a written request to STFC on a form that we will provide upon request. The request must be made using STFC’s form. All requests to enroll in the Plan or to terminate deductions will become effective as soon as practicable after we receive the request.
For Inner Circle Agent Participants, State Auto will automatically cause the Bonus Commission (5% of the amount of the commission that the Inner Circle Agent Participant has authorized to be deducted) to be added to the amount forwarded to Computershare on behalf of the Inner Circle Agent. The Bonus Commission will continue for the period of time the Participant remains an Inner Circle Agent and the Plan remains in effect.

All amounts deducted from commission disbursements pursuant to the Commission Deduction Authorization will be commingled and forwarded monthly by State Auto to Computershare together with a list of the amounts deducted for each Participant’s Account. We have reserved the right to terminate the Plan and to discontinue the use of its commission deduction facilities for this purpose at any time.
Dividend Disbursements
Dividends earned on common shares in the Participant’s account, as they become payable by STFC, will be automatically reinvested by Computershare for the benefit of each Participant pursuant to the provisions of STFC’s dividend reinvestment plan. A Participant may elect to have dividends paid by check by notifying Computershare in writing. Contact Computershare for a Payment Election Form. If so requested, dividend checks will be mailed on or before each dividend payment date.
Tax Information
Bonus Commissions are taxable to the Inner Circle Agents as having been received in cash even though they are used to purchase common shares under the Plan. In addition, the Internal Revenue Service has ruled that the amount of brokerage commissions paid by us for common shares purchased on a Participant’s behalf must be treated as a distribution to the Participant subject to income tax in the same manner as dividends and reported on tax form 1099-DIV. Proceeds for shares sold under the Plan will be reported on tax form 1099-B for the year in which the payment was made.
Termination of Plan Participation
A Participant may terminate his or her participation in the Plan at any time by sending written notice to Computershare at the following address:
Computershare Trust Company, N.A.
P.O. Box 43078
Providence, Rhode Island 02940-3078

E-mail notices may be sent to the following: web.queries@computershare.com
Participants should also send copy of the termination notice to STFC at the following address:
Manager, Investor Relations
State Auto Financial Corporation
518 East Broad Street
Columbus, Ohio 43215-3976

Plan Information
Any questions or correspondence about the Plan should be addressed to:
Computershare Trust Company, N.A.
P.O. Box 43078
Providence, Rhode Island 02940-3078

Participants may also call Computershare at (800) 622-6757 or e-mail Computershare at web.queries@computershare.com.

USE OF PROCEEDS
We will not receive any of the proceeds from the offer and sale of the common shares under the Plan.
ANTI-TAKEOVER PROVISIONS
Our Code of Regulations contains certain provisions that could have an anti-takeover effect. Pursuant to the Code of Regulations, our Board of Directors is divided into three classes each with a term of three years, with the term of one class expiring each year. As part of such provisions, the Code of Regulations provides that (i) directors may not be removed from office by the shareholders without cause except by the affirmative vote of holders of common shares entitling them to exercise at least two-thirds of the voting power on such proposal, (ii) any vacancy on the Board may be filled by the remaining directors then in office even though less than a quorum, and (iii) a vote of holders of common shares entitling them to exercise at least two-thirds of the voting power on such proposal is required to alter, amend, or repeal the foregoing provisions or the corresponding and implementing provisions of the Code of Regulations or to adopt any inconsistent provision.
Our Board of Directors, without shareholder approval, could issue preferred shares with voting and conversion rights that could adversely affect the voting power of the holders of common shares and the issuance of which could be used by our Board of Directors in defense of a hostile takeover.
In addition, certain provisions of our management agreement with State Auto Mutual, which permits State Auto Mutual to terminate such agreement upon a change in control or potential change in control of STFC, could have an anti-takeover effect.
LEGAL MATTERS
Certain legal matters regarding the common shares to be issued under the Plan have been passed upon for us by Baker & Hostetler LLP, Columbus, Ohio.
EXPERTS
The consolidated financial statements of STFC appearing in STFC's Annual Report (Form 10-K) for the year ended December 31, 2015 (including schedules appearing therein), and the effectiveness of STFC's internal control over financial reporting as of December 31, 2015 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly, and current reports, proxy statements, and other information with the United States Securities and Exchange Commission (“SEC”). You may read and copy such materials at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Information on the operation of the SEC’s Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding users that file electronically with the SEC at www.sec.gov.
The SEC allows us to “incorporate by reference” the information we file with it, which means that we may disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus. The information that we later file with the SEC will automatically update and supersede the information contained in this prospectus and the information incorporated by reference into this prospectus. We incorporate by reference the documents listed below and any additional documents filed by us with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, hereinafter referred to as the “Exchange Act,” to the extent that such documents are deemed “filed” with the SEC for purposes of the Exchange Act:

•	Our Annual Report on Form 10-K for the year ended December 31, 2015;

•	Our Current Report on Form 8-K filed on March 1, 2016;

•	Proxy Statement dated March 24, 2016, for our annual meeting of shareholders on May 6, 2016; and

•	The description of our common shares which is contained in STFC’s Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act.

You may obtain copies of any documents incorporated by reference in this prospectus from us without charge, excluding exhibits to those documents unless we have specifically incorporated by reference such exhibits in this prospectus, by making a request to us by telephone or in writing. Requests should be directed to Manager, Investor Relations, State Auto Financial Corporation, 518 East Broad Street, Columbus, Ohio 43215, telephone number (614) 464-5000. You can also find any of the documents incorporated by reference into this prospectus, along with any of our other SEC reports, on our website (http://www.stateauto.com).
We have filed a Registration Statement on Form S-3 with the SEC under the Securities Act of 1933, as amended, with respect to the securities offered hereby. This prospectus, which constitutes a part of the Registration Statement on Form S-3, does not contain all the information set forth in that Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. We are referring you to that Registration Statement and to the exhibits for further information with respect to us and the securities offered hereby. The statements contained in this prospectus concerning the provisions of any document are not necessarily complete, and, in each instance, we refer you to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
The estimated expenses in connection with the sale of the securities being registered hereby are as follows, all of which will be borne by State Auto Financial Corporation (the “Company”):

SEC Registration Fee	$492.00
Legal fees and expenses	6,500.00
Accounting fees and expenses	2,000.00
Printing expenses	500.00
Miscellaneous expense	508.00
Total	$10,000.00

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS
Section 1701.13(E) of the Ohio Revised Code sets forth conditions and limitations governing the indemnification of officers, directors, and other persons.
Section 6.1 of Article 6 of the Company’s Amended and Restated Code of Regulations, as amended (collectively, the “Code of Regulations”), contains certain indemnification provisions adopted pursuant to authority contained in Section 1701.13(E) of the Ohio Revised Code. The Code of Regulations provides for the indemnification of its officers, directors, employees, and agents, or persons who are serving or have served at the request of the Company as director, trustee, officer, employee, or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, or other enterprise, against all expenses with respect to any judgments, fines, and completed action, suit, or proceeding to which they were or are parties or are threatened to be made parties by reason of acting in such capacities, provided that it is determined, either by a majority vote of a quorum of disinterested directors of the Company or by the shareholders of the Company or otherwise as provided in Section 1701.13(E) of the Ohio Revised Code, that: (a) they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company; (b) in any action, suit, or proceeding by or in the right of the Company, they were not, and have not been adjudicated to have been, negligent or guilty of misconduct in the performance of their duties to the Company; or (c) with respect to any criminal action or proceeding, that they had no reasonable cause to believe that their conduct was unlawful. Section 1701.13(E) provides that expenses, including attorneys’ fees, incurred in defending any action, suit, or proceeding, may be paid by the Company in advance of the final disposition of such action, suit, or proceeding, upon receipt of an undertaking by the indemnified person to repay such amount in the event that indemnification shall be deemed improper.
The Company has entered into indemnification agreements with each of its directors. These agreements generally: (i) confirm the existing indemnity provided to them under the Code of Regulations and assure that this indemnity will continue to be provided; and (ii) provide that, in addition, the directors shall be indemnified to the fullest extent permitted by law against all expenses (including legal fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by them in any threatened, pending, or completed action or proceeding, including any action by or in the right of the Company or at the request or with the consent of the Company as a trustee, director, officer, employee, or agent of another corporation or enterprise. Coverage under the contracts is excluded: (a) to the extent the director is indemnified under directors’ and officers’ liability insurance maintained by the Company; (b) on account of conduct that is finally adjudged to be knowingly fraudulent, deliberately dishonest, or willful misconduct; (c) if a final court of adjudication shall determine that such indemnification is not lawful; or (d) on account of any suit in which judgment is rendered against the director for an accounting of profits made from the purchase or sale by the director of securities of the Company pursuant to Section 16(b) of the Securities Exchange Act of 1934 or any similar provision. The indemnification agreements are applicable to all claims asserted after their effective dates, whether arising from acts or omissions occurring before or after their effective dates.
The Company has purchased a liability policy to indemnify its officers and directors against loss arising from claims by reason of their legal liability for acts as officers and directors, subject to limitations and conditions set forth in the policy.
ITEM 16.  EXHIBITS
A list of the exhibits required by Item 601 of Regulation S-K to be filed as part of this Registration Statement is set forth in the Exhibit Index on page II-5.

ITEM 17.  UNDERTAKINGS
The undersigned Registrant hereby undertakes:
(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that:
Paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on March 28, 2016.

State Auto Financial Corporation

/s/ Michael E. LaRocco
Michael E. LaRocco, President and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on March 28, 2016.

Signature	Title

/s/ Michael E. LaRocco	Director, President and Chief Executive Officer (principal executive officer)
Michael E. LaRocco

/s/ Steven E. English	Senior Vice President and Chief Financial Officer (principal financial officer)
Steven E. English

/s/ Matthew R. Pollak	Vice President, Treasurer and Chief Accounting Officer (principal accounting officer)
Matthew R. Pollak

Robert E. Baker*	Director
Robert E. Baker

David J. D’Antoni*	Director
David J. D’Antoni

Michael J. Fiorile*	Director
Michael J. Fiorile

Eileen A. Mallesch*	Director
Eileen A. Mallesch

Thomas E. Markert*	Director
Thomas E. Markert

David R. Meuse*	Director
David R. Meuse

S. Elaine Roberts*	Director
S. Elaine Roberts

Alexander B. Trevor*	Director
Alexander B. Trevor

* The undersigned hereby executes this Amendment No. 1 to the Registration Statement on March 28, 2016 on behalf of each of the indicated directors of the Registrant pursuant to powers of attorney duly executed by such directors and filed an exhibit to the Registration Statement.

/s/ Steven E. English
Steven E. English

INDEX OF EXHIBITS

Exhibit No.	Description of Exhibit
5.01*	Opinion of Baker & Hostetler LLP
23.01**	Consent of Ernst & Young LLP
23.02*	Consent of Baker & Hostetler LLP (contained in Exhibit 5.01)
24.01*	Powers of Attorney

* Previously filed
** Filed herewith